EXHIBIT 33.1

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING CRITERIA

1.	Macquarie Leasing Pty Limited (the “Asserting Party”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of March 31, 2013 and for the period from January 23, 2013 (the date of issuance of the SMART ABS Series 2013-1US Trust transaction subject to the requirements of Regulation AB) through March 31, 2013 (the “Reporting Period”), as set forth in Appendix A hereto except for inapplicable servicing criteria identified in paragraph 5 below.

2.	The transactions covered by this report include asset-backed securities transactions for which the Asserting Party served as servicer that are backed by lease contracts, hire purchase contracts and loan contracts in relation to motor vehicle assets that were completed on or after January 1, 2006 and that were registered with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Platform”).

3.	The Asserting Party has engaged a vendor that is not a servicer as defined in Item 1101(j) of Regulation AB to perform specific, limited or scripted activities with respect to certain servicing criteria applicable to such vendor’s activities as set forth in Appendix A to this report. The Asserting Party has elected to take responsibility for assessing compliance with the portion of the servicing criteria applicable to such vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations. The Asserting Party has policies and procedures in place to provide reasonable assurance that such vendor’s activities comply in all material respects with the servicing criteria or portion of the servicing criteria applicable to such vendor.

4.	Except as set forth in paragraph 5 below, the Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria.

5.	The criteria listed in the column titled “Inapplicable Servicing Criteria” on Appendix A hereto are inapplicable to the Asserting Party based on the activities it performs directly or through a vendor with respect to the Platform.

6.	The Asserting Party has complied, in all material respects, with the applicable servicing criteria as of March 31, 2013 and for the Reporting Period with respect to the Platform taken as a whole, except as described in Appendix B hereto.

7.	The Asserting Party has not identified and is not aware of any material instance of noncompliance by a vendor with the applicable servicing criteria as of March 31, 2013 and for the Reporting Period with respect to the Platform taken as a whole.

8.	The Asserting Party has not identified any material deficiency in its policies and procedures to monitor the compliance by the vendor with the applicable servicing criteria as of March 31, 2013 and for the Reporting Period with respect to the Platform taken as a whole.

9.	PricewaterhouseCoopers, an independent registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with the applicable servicing criteria as of March 31, 2013 and for the Reporting Period as set forth in this assessment.

Date: 20 June 2013

Macquarie Leasing Pty Limited

By:	/s/ Karleen Munns
	Name:	Karleen Munns
	Title:	Director

Appendix A

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA	INAPPLICABLE SERVICING CRITERIA
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	x

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	x

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.		x

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.		x

Cash Collection and Administration

1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	x

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	x

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	x

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	x

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.		x

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA	INAPPLICABLE SERVICING CRITERIA
Reference	Criteria

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.		x

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	x

Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.	x1

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.		x

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.		x

[1]	The Asserting Party has engaged a vendor to provide services with respect to Item 1122(d)(3)(i)(C). The Asserting Party has elected to take responsibility for assessing compliance by such vendor with the servicing criterion under Item 1122(d)(3)(i)(C) that is applicable to such vendor.

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA	INAPPLICABLE SERVICING CRITERIA
Reference	Criteria

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.		x

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	x

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	x

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	x

1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.	x

1122(d)(4)(v)	The Servicer’s records regarding the accounts agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	x

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s account (e.g., loan modifications or re-aging) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	x

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	x

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period an account is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	x

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA	INAPPLICABLE SERVICING CRITERIA
Reference	Criteria

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for accounts with variable rates are computed based on the related account documents.		x

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.		x

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.		x

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.		x

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.		x

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	x

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	x

Appendix B

Material Instance of Noncompliance

1122(d)(3)(i)(C): Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports . (C) are filed with the Commission as required by its rules and regulations.

Noncompliance:

During the fiscal year of the SMART ABS Series 2013-1US Trust ended March 31, 2013, the monthly report to investors on Form 10-D filed with the Commission for one transaction with respect to one distribution date attached the monthly servicer report for the incorrect filing period. Distributions to investors were not affected and the correct monthly servicer report was sent to the US$ note trustee and investors at the time.

Remediation:

The Asserting Party filed the correct monthly servicer report with the Commission promptly upon becoming aware of the error. The Asserting Party has implemented additional controls designed to prevent such occurrence in the future.